Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-252036

GoldRoyalty

Proposed Initial Public Offering (IPO)

Summary of the Offering

Issuer	Gold Royalty Corp. ("GRC")
Offering Price and Securities	US$5.00 per unit, with each unit consisting of one (1) common share and one-half (1/2) warrant to purchase a common share
Warrants	Each whole warrant entitles the holder to purchase one common share at a price of US$7.50 per share
Over-allotment option	The underwriters to be granted an option, exercisable within 30 days of completion of the offering, to purchase up to an additional 900,000 shares and/or 450,000 warrants, or 15%, to cover over-allotments, if any.

Downloads

US Registration Statement

Contact

1 (855) 630-1001

Info@GoldRoyalty.com

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Underwriter Contacts

HCW H.C.WAINWRIGHT&CO.

Equity Capital Markets
placements@hcwco.com

BMO Capital Markets

Equity Capital Markets
bmoprospectus@bmo.com

Syndicate members:

CIBC Capital Markets	Mailbox.CanadianProspectus@cibc.com
Haywood Securities	ecm@haywood.com
Raymond James Ltd.	ecm-syndication@raymondjames.ca
Roth Capital Partners	rothecm@roth.com
Scotiabank	equityprospectus@scotiabank.com
Sprott Capital Partners L.P.	ecmscp@sprott.com
TD Securities Inc.	sdcconfirms@td.com

The registration statement relating to the proposed IPO has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. An amended and restated preliminary prospectus has been filed with the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec, containing important information relating to the Units and remains subject to completion or amendment. The securities under the IPO cannot be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective or until a receipt for the final prospectus has been issued by the relevant securities commissions in Canada. A copy of the registration statement, including a prospectus contained therein, is available under GRC's profile on EDGAR and a copy of the amended and restated preliminary prospectus is available under GRC's profile on SEDAR.

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The offering will be made only by means of a prospectus. Copies of the amended and restated preliminary prospectus may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by email to placements@hcwco.com or BMO Capital Markets, 3 Times Square, 25th Floor, New York, NY 10036, Attn: Equity Syndicate Department, or by email to bmoprospectus@bmo.com.

No securities regulatory authority has either approved or disapproved of the contents of this news release. This release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities of GRC, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

H.C. Wainwright & Co., LLC and Roth Capital Partners, LLC are not registered as investment dealers in any Canadian jurisdictions and, accordingly, will not, directly or indirectly, solicit offers to purchase or sell Units in Canada.